SETTLEMENT AGREEMENT         IURC CAUSE NOS. 39584 AND 39584-S2


         THIS SETTLEMENT AGREEMENT, dated as of the 9th day of December, 1994, is made and entered into by and between the duly authorized representatives of PSI Energy, Inc. ("PSI"), the Office of the Utility Consumer Counselor ("UCC"), Citizens Action Coalition of Indiana, Inc. ("CAC") and the PSI-Industrial Group ("PSI-IG").
         As a result of settlement discussions concerning IURC Cause Nos. 39584 and 39584-S2, but subject in every particular to the conditions set forth in this Settlement Agreement, including the approval and acceptance by the Indiana Utility Regulatory Commission ("IURC") of this Settlement Agreement, in its entirety and without any change or condition that is unacceptable to any party to this Settlement Agreement, and with the understanding that each and every term of this Settlement Agreement is in consideration and support of each and every other term, the parties hereto have agreed as follows:

I.  GENERAL CONDITIONS

    This Settlement Agreement is expressly conditioned upon and subject to the following general conditions:

    (1) The communications and discussions had, and materials produced and exchanged, concerning this settlement all relate to offers of settlement, are privileged, without prejudice to any party, and shall not be used for any purpose other than as part of the negotiations which led to this Settlement Agreement.

    (2) The making of this Settlement Agreement shall not constitute an admission by any party to this Settlement
         Agreement.

    (3) It is understood that this Settlement Agreement is reflective of a negotiated settlement.

    (4) This Settlement Agreement shall not be used by any party hereto as precedent in any other proceeding or for any other purpose, except to the extent necessary to implement or enforce this Settlement Agreement.

    (5) This Settlement Agreement is subject to IURC acceptance and approval in its entirety without any change or condition that is unacceptable to any party to this Settlement Agreement.

    (6) If this Settlement Agreement is not accepted and approved by the IURC in accordance with its terms, then it will not be part of any record or used for any purpose.

 II.   SUBSTANTIVE TERMS

       A.   Withdrawal Of Performance Efficiency Plan Proposal

            (1)  PSI will withdraw its proposed Standard
                 Contract Rider No. 63 (Performance Efficiency
                 Plan Revenue Credit Adjustment) in IURC Cause
                 Nos. 39584 and 39584-S2.

            (2)  PSI will withdraw its Performance Efficiency
                 Plan proposal in IURC Cause Nos. 39584 and
                 39584-S2.

       B.   Authorized Increase in Rates

            (1) PSI will be allowed an increase in its general retail electric rates and charges (after reflecting the evidence introduced in IURC Cause Nos. 39584 and 39584-S2) of $33,100,000
                 (before any applicable increase attributable to Construction Work In Progress ("CWIP") pursuant to Paragraph I below), and before any applicable reduction because of the customer credit for Reorganization expense reductions pursuant to Paragraph X below. The rate increase of $33,100,000 is subject to any applicable adjustment because of the capitalization "true-up" pursuant to Paragraph C(2) below.

       C.   Capital Structure

            (1) PSI's estimated capitalization for retail electric ratemaking purposes is as follows:

                          Amount                         Weighted
                     (In Thousands)    Ratio     Cost      Cost

Common Equity          $  902,500      37.46%   11.90%     4.46%
Preferred Stock           188,000       7.80     7.01      0.55
Long Term Debt            925,300      38.41     7.74      2.97
Deferred Taxes/
  Customer Advances       329,200      13.67     0.00      0.00
ITC 1970 & earlier          1,000       0.04     0.00      0.00
ITC 1971 & later           59,500       2.47     9.54      0.24
Customer Deposits           3,500       0.15     6.00      0.01
                       $2,409,000     100.00%              8.23%

            (2) As of August 26, 1994, PSI, CAC, UCC and PSI-IG entered into a Settlement Procedure For Determining Capital Structure And Cost of Capital in IURC Cause No. 39584 ("Partial Settlement"). On October 12, 1994, the IURC accepted and approved the Partial Settlement in its entirety without any change or condition. The Partial Settlement provides a specific procedure for determining the capitalization and cost of capital for PSI in IURC Cause No. 39584. PSI, UCC, CAC and PSI-IG agree that the cost of common equity capital specified in Paragraph C(1) above shall be used under the Partial Settlement as the resulting cost of common equity capital determined by the IURC based upon the evidence introduced in IURC Cause Nos. 39584 and 39584-S2. PSI UCC, CAC and PSI-IG further agree that the remaining provisions of the Partial Settlement shall be followed to "true-up" (to the extent provided in the Partial Settlement) the amount and cost rates of the components of PSI's capitalization from the above estimated basis to an actual December 31, 1994 basis for purposes of retail electric ratemaking for PSI under this Settlement Agreement as a result of IURC Cause Nos. 39584 and 39584-S2, except that:

                 (a)  PSI shall file the late-filed exhibit
                      specified in the Partial Settlement on or before January 13, 1995, rather than January 26, 1995;

                 (b) PSI will bring its witness(es) sponsoring such late-filed exhibit, and all supporting documentation, to the offices of the UCC on January 17, 1995, to be interviewed by UCC staff as a substitute for written discovery.

                 (c)  The hearing on such late-filed exhibit
                      shall occur on January 18, 1995, rather
                      than February 15, 1995, and the UCC may
                      present live testimony at such hearing
                      concerning such late-filed exhibit.

       D.   Overall Rate Of Return

            (1) PSI's overall rate of return on net original cost jurisdictional utility plant for retail electric ratemaking purposes (after reflecting the evidence introduced in IURC Cause Nos. 39584 and 39584-S2) will be set at 8.23%, subject to any applicable adjustment because of the capitalization "true-up" pursuant to Paragraph C(2) above.

            (2) PSI's overall rate of return on fair value jurisdictional utility plant for retail electric ratemaking purposes (after reflecting the evidence introduced in IURC Cause Nos. 39584 and 39584-S2) will be set at 7.00%.

       E.   Net Operating Income

            (1) PSI's authorized jurisdictional net operating income for retail electric ratemaking purposes (before any applicable increase attributable to CWIP pursuant to Paragraph I below, before any applicable adjustment because of Reorganization expense reductions pursuant to Paragraph X below, and subject to any applicable adjustment because of the capitalization "true-up" pursuant to Paragraph C(2) above) will be set as follows:

                                                  (In Thousands)

Operating Revenues                                    $921,989

Operating Expenses and Taxes

       Operation & Maintenance Expenses                557,568
       Depreciation & Amortization Expenses             93,027

       Taxes other than Income Taxes                    43,128
       Income Taxes                                     67,130

       Total Operating Expenses & Taxes                760,853

       Net Operating Income                           $161,136

            (2) The authorized expenses, revenues and net operating income under the IURC's Order approving this Settlement Agreement will be used without a phase-in for purposes of I.C. 8-1-2-42(d)(2) and (3).

       F.   August 4, 1993 Settlement In IURC Cause Nos. 39498
            and 39786

            (1)  In full satisfaction of any "phase-in"
                 requirements of Section 3.2 of the August 4, 1993 settlement in IURC Cause Nos. 39498 and 39786 ("August 1993 Settlement"), PSI shall refund to customers (through PSI's first fuel adjustment charge filing subsequent to the effective date of the IURC's Order accepting and approving this Settlement Agreement in accordance with its terms) a total of $2,564,000, which amount equals the total earnings shared with PSI's shareholders through the phase-in of PSI's net operating income from 15.76% to 14.25% under the August 1993 Settlement.

       G.   Purchase Power Tracker

            (1)  PSI will withdraw its proposed Standard
                 Contract Rider No. 66 (Alternative Purchased
                 Power Resource Adjustment) in IURC Cause No.
                 39584.

            (2)  PSI will withdraw its proposed Standard
                 Contract Rider No. 70 (Interim Capacity
                 Transfer Charge (Credit) Adjustment) in IURC
                 Cause No. 39584-S2.

       H.   DSM

            (1) PSI will commence amortization of deferred demand-side management ("DSM") costs in the annual amount of $8,706,000 at the effective date of the Retail Electric Tariff approved pursuant to the IURC's Order accepting and approving this Settlement Agreement in accordance with its terms. PSI will continue to defer, for recovery in its subsequent general retail electric rate proceeding(s), the unamortized balance of such DSM costs, together with carrying costs thereon. Future deferral of DSM costs will be in the amount by which actual expenditures (exclusive of carrying costs) exceed the $22,834,000 level, which is the ongoing annual amount included within basic retail electric rates and charges by this Settlement Agreement. If DSM expenditures in any calendar year are less than the annual amount included within PSI's basic retail electric rates and charges, the principal unamortized balance of deferred DSM costs shall be reduced by such difference.

            (2)  PSI's modified Smart Saver rate (i.e.,
                 proposed Standard Contract Rider No. 6.3) will be approved as proposed by PSI.

            (3)  Pursuant to the terms of the Settlement
                 Agreement in IURC Cause No. 38986 dated May 21, 1991, PSI will institute a proceeding no later than July 1, 1995, for IURC review and approval of PSI's ongoing DSM programs and any related issues.

            (4) PSI will allocate all of its retail DSM costs to its retail electric customers, which allocation shall be made directly to the customer classes that participate in the particular programs.

            (5) This Settlement Agreement does not address whether curtailable/interruptible and time-of-use rate programs are cost based rate options or DSM programs.

       I.   Construction Work In Progress Ratemaking Treatment

            (1) PSI's proposed Standard Contract Rider No. 67 (Qualified Pollution Control Property Revenue Adjustment), and accounting therefore, will be approved by the IURC and implemented as proposed by PSI in IURC Cause No. 39584. Such Rider will be updated to reflect the capitalization structure under Paragraph C above. PSI's first increase in its retail electric rates and charges under Standard Contract Rider No. 67 shall be effective as of March 1, 1995, based upon actual December 31, 1994 investment. PSI shall file supporting information concerning such March 1, 1995 increase no later than January 26, 1995, subject to informal discovery by all parties.

       J.   AFUDC Continuation

            (1) PSI will be authorized by the IURC's Order accepting and approving this Settlement Agreement in accordance with its terms to continue the accrual of the debt component of Allowance For Funds Used During Construction ("AFUDC") on its Gibson Unit No. 4 Scrubber and Wabash River Coal Gasification Repowering Project after the commercial operation of said projects to the extent that the costs of such projects are not reflected in either PSI's basic retail electric rates and charges or in the charges authorized pursuant to Paragraph I above. PSI will continue to defer, for subsequent recovery in its general retail electric rate proceeding in IURC Cause
                 No. 40003, the unamortized balance of AFUDC continuation accumulated in accordance with the Order in IURC Cause No. 39482 as such balance exists on the effective date of the IURC's Order accepting and approving this Settlement Agreement in accordance with its terms. Amortization of the amounts accrued as of May 31, 1994, pursuant to IURC Cause No. 39482 will commence as of the effective date of the IURC's Order accepting and approving this Settlement Agreement in accordance with its terms.

       K.   Depreciation Expense Deferral

            (1) PSI will be authorized by the IURC's Order accepting and approving this Settlement
                 Agreement in accordance with its terms to defer depreciation expense on its Gibson Unit No. 4 Scrubber and Wabash River Coal Gasification Repowering Project after the commercial operation of said projects until the depreciation expenses of such projects are reflected in PSI's basic retail electric rates and charges. PSI will continue to defer, for subsequent recovery in its general retail electric rate proceeding in IURC Cause No.
                 40003, the unamortized balance of depreciation expense deferrals accumulated in accordance with the Order in IURC Cause No. 39482 as such balance exists on the effective date of the IURC's Order accepting and approving this Settlement Agreement in accordance with its terms. Amortization of the amounts accrued as of July 31, 1993, pursuant to IURC Cause No. 39482 will commence as of the effective date of the IURC's Order accepting and approving this Settlement Agreement in accordance with its terms.

       L.   Non-Firm Wholesale Power Adjustment

            (1)  PSI's Standard Contract Rider No. 64 (Non-Firm
                 Wholesale Power Adjustment) shall be eliminated from PSI's Retail Electric Tariff.

            (2) PSI's basic retail electric rates and charges authorized by this Settlement Agreement reflect a level of annual net non-firm wholesale power demand charge revenues of the applicable Indiana retail jurisdictional portion of the $2,400,000 (total company) amount.

       M.   Destec Energy, Inc. Fixed Monthly Expenses

            (1)  PSI will withdraw its proposed Standard
                 Contract Rider No. 68 (Destec Energy, Inc.
                 Fixed Monthly Expenses Adjustment).

            (2)  PSI shall be authorized to defer, for
                 subsequent recovery in PSI's general retail electric rate proceeding in IURC Cause
                 No. 40003, its fixed monthly expenses
                 associated with the Gasification Services
                 Agreement with Destec Energy, Inc., together with carrying costs thereon calculated at PSI's short-term debt interest rate.

       N.   Post-Retirement Benefits Other Than Pensions And
            Other Post-Employment Benefits

            (1)  PSI's proposals in IURC Cause No. 39584
                 concerning Post-Retirement Benefits Other Than Pensions ("PBOP") and Other Post-Employment Benefits will be approved by the IURC and implemented as proposed by PSI, except that PSI's PBOP accruals will be externally funded on a cost-effective basis; provided that PSI will seek UCC agreement on such external funding before PSI so acts. In the event that an agreement with the UCC cannot be reached, PSI shall submit its proposal for external funding to the IURC for hearing and determination.

            (2) In any future retail electric rate proceeding, the settling parties will not object to the level of earnings actually achieved on PSI's PBOP accruals externally funded on the basis that the return would have been greater if internal funding had been used.

       O.   Environmental Compliance Incentives

            (1)  PSI will withdraw its proposals in IURC Cause
                 No. 39584 with respect to environmental
                 compliance incentives.

       P.   Emission Allowances

            (1) PSI's proposed Standard Contract Rider No. 69 (Emission Allowance Charge), and accounting therefore, will be approved by the IURC and implemented as proposed by PSI in IURC Cause Nos. 39584 and 39584-S2.

            (2) The ratemaking and accounting treatment of emission allowance(s) and the emission allowance bank will be approved by the IURC and implemented as proposed by PSI in IURC Cause
                 Nos. 39584 and 39584-S2.

            (3) Before PSI files its first 30-day filing with the IURC with respect to emission allowances, PSI will meet with the UCC and attempt to mutually agree upon the format of, and information to be included in, such filing.

            (4) The UCC reserves the right to request a hearing on any of PSI's emission allowance 30-day filings. PSI and the UCC agree to discuss and attempt to resolve any disagreements concerning PSI's emission allowance filings.

       Q.   Depreciation Rates

            (1) The depreciation rates proposed by the UCC in IURC Cause No. 39584 will be approved by the IURC and implemented as proposed by the UCC.

            (2) Any settling party may propose the same or different depreciation rates in PSI's future general retail electric rate proceedings after PSI's next general retail electric rate proceeding, currently denominated as IURC Cause No. 40003; provided, however, that the depreciation rates proposed by the UCC in IURC Cause No. 39584 shall be reflected in the retail electric rates and charges authorized by the Order issued as a result of PSI's next general retail electric rate proceeding, currently denominated as (and herein referred to as) IURC Cause No. 40003.

       R.   Rate Base

            (1) The components of PSI's used and useful rate base for ratemaking purposes will be approved by the IURC as proposed by PSI in IURC Cause No. 39584, adjusted for the change in ratemaking attributable to the handling of the ratepayer protection fund under Paragraph U below.

            (2) PSI's net original cost jurisdictional rate base for retail electric ratemaking purposes will be set at $1,957,911,000.

            (3) PSI's fair value jurisdictional rate base for retail electric ratemaking purposes will be set at approximately $2,301,944,000; provided, however, that such amount shall be subject to any applicable adjustment resulting from the "true-up" of PSI's capitalization under Paragraph C(2) above.

       S.   Base Cost Of Fuel

            (1) PSI's base cost of fuel will be set at 14.960 mills per kilowatt-hour.

       T.   Fuel Litigation

            (1) PSI's request in IURC Cause No. 39584 for deferred cost accounting and rate recovery of deferred fuel litigation expenses has been withdrawn.

            (2) The revenue requirements authorized by this Settlement Agreement reflect an annual going level of fuel litigation expenses.

       U.   Ratepayer Protection Fund

            (1) The balance of the ratepayer protection fund under I.C. 8-1-8.6 will be applied for and will be distributed for the benefit of PSI's retail electric customers through amortization as retail miscellaneous revenues over a three-year period commencing with the effective date of the Retail Electric Tariff approved pursuant to the IURC's Order accepting and approving this Settlement Agreement in accordance with its terms.

       V.   Taxes

            (1) PSI's tax expense will be as set forth in Paragraph E above, based upon a combined statutory Federal and State income tax rate of 37.93%. Interest synchronization will be set at 3.05%; provided, however, that such percentage shall be subject to any applicable adjustment resulting from the "true-up" of PSI's capitalization under Paragraph C(2) above.

       W.   Rate Design And Cost Of Service

            (1) Only that portion of PSI's proposed rate design changes described by it as the "first step" (as conformed to the rate increase to be approved herein) will be approved in IURC Cause No. 39584. Any settling party may present any proposals with respect to rate design in IURC Cause No. 40003.

            (2) PSI's jurisdictional separation study and retail electric cost of service study, including the subsidy/excess adjustment, will be approved as proposed by PSI in IURC Cause No. 39584, except as otherwise provided in Paragraph H(4) of this Settlement Agreement.

            (3) At least three (3) days prior to the date on which PSI provides conforming tariffs to the IURC for review and approval, PSI will provide conforming tariffs to the settling parties for their review and comment.

       X.   Reorganization Benefits

            (1) The parties to this Settlement Agreement have agreed that the significant changes to PSI associated with the Reorganization of PSI and The Cincinnati Gas & Electric Company ("CG&E") justify the following ratemaking provisions. PSI's retail electric customers will have applied against the increase in PSI's general retail electric rates and charges otherwise effective under Paragraph B above (or under the IURC's Order issued as a result of PSI's general retail electric rate proceeding in IURC Cause No. 40003, whichever is applicable) the following applicable amount reflecting a portion of the projected Reorganization non-fuel operation and maintenance expense reductions for the particular period:

                 (a)  An annual credit of $4,429,000 to be
                      included in basic retail electric rates
                      and charges under IURC Cause Nos. 39584
                      and 39584-S2 applicable for the period
                      beginning on the effective date of the
                      IURC's Order accepting and approving this Settlement Agreement in accordance with its terms and ending on December 31, 1995 ("Period I");

                 (b)  An annual credit (incremental to the
                      credit in Item (a) above) of $2,193,000
                      ($6,622,000 - $4,429,000) to be included
                      in basic retail electric rates and charges applicable for the period beginning on January 1, 1996 and ending on the day before the effective date of the Order issued as a result of PSI's general retail electric rate proceeding in IURC Cause No. 40003 ("Period IIA");

                 (c) An annual credit (in lieu of the credits in Items (a) and (b) above but incremental to the rates and charges otherwise approved in IURC Cause No. 40003) of $2,193,000 ($6,622,000 - $4,429,000) to be
                      included in basic retail electric rates
                      and charges under IURC Cause No. 40003
                      applicable for the period beginning on the effective date of the IURC's Order issued as a result of PSI's general retail electric rate proceeding in IURC Cause No. 40003 and ending on December 31, 1996 ("Period IIB"); and

                 (d)  An annual credit (incremental to the
                      credit in Item (c) above) of $2,444,000
                      ($9,066,000 - 6,622,000) to be included in
                      basic retail electric rates and charges
                      applicable for the period beginning on
                      January 1, 1997 and ending on December 31,
                      1997 ("Period III"); provided, however,
                      that such annual credit included in PSI's basic retail electric rates and charges shall continue after the end of Period III until modified or discontinued by an Order issued by the IURC as a result of a PSI general retail electric rate proceeding.

            (2) Subject to the conditions hereinafter set forth in Paragraph X(3) below, PSI's net operating income amount otherwise effective under Paragraph E above (or under the IURC's Order issued as a result of PSI's general retail electric rate proceeding in IURC Cause No. 40003, whichever is applicable) shall, for purposes of I.C. 8-1-2-42(d)(3) only, be increased by the following applicable amount in order to assure realization of the maximum Reorganization cost reductions for the particular period, as described in Paragraph X(1) above:

                 (a) An annual increase applicable for Periods I and IIA of $9,985,000, subject to any applicable adjustment because of the capitalization "true-up" pursuant to Paragraph C(2) above;

                 (b) An annual increase applicable for Periods IIB and III reflecting a return of an additional 100 basis points above the return on common equity capital then otherwise authorized by the Order issued as a result of PSI's general retail electric rate proceeding in IURC Cause No. 40003.

                 (c) The annual increase in PSI's net operating income for purposes of I.C. 8-1-2-42(d)(3) applicable for Period III under Item (b) of this Paragraph X(2) shall be phased-out ratably over twelve (12) months after the end of Period III unless and until modified by an Order issued by the IURC as a result of a PSI general retail electric rate proceeding. (See the example set forth in Attachment A attached hereto and incorporated herein by this reference.)

            (3)  The quarterly portion of the applicable
                 increase in the net operating income amount otherwise effective under Paragraph X(2) above for a particular period shall occur only to the extent that for such quarter:

                 (a)  PSI utilizes a reserve margin of 17
                      percent or less as its reserve margin
                      planning criterion for the PSI electric
                      system for integrated resource planning
                      purposes;

                 (b)  PSI utilizes the "Reserve Margin
                      Equalization" concept within the meaning of the then effective Operating Agreement between PSI and CG&E;

                 (c) PSI utilizes the "50/50 split-the-savings" concept for the allocation of
                      Reorganization production cost savings
                      within the meaning of the then effective
                      Operating Agreement between PSI and CG&E;

                 (d)  PSI has surrendered the Certificate of
                      Public Convenience and Necessity for the Cayuga Combustion Turbine Peaking Unit No. 5 as issued by the IURC in IURC Cause No. 39175; and

                 (e)  PSI satisfies the quality of service
                      provisions of Attachment B attached hereto and incorporated herein by this reference.

            (4) To the extent that an increase is made in the net operating income amount otherwise effective for a particular period in accordance with the provisions of this Paragraph X, an appropriate decrease shall, solely for purposes of I.C. 8-1-2-42(d)(2), be made in PSI's total authorized non-fuel operating expenses amount then otherwise effective under Paragraph E above (or under the IURC's Order issued as a result of PSI's general retail electric rate proceeding in
                 IURC Cause No. 40003, whichever is applicable) for the particular period, which decrease shall be equal to the amount of the total "annual credit" for the applicable period in Paragraphs X(1)(a), (b), (c) and (d), plus 1.611 times the amount of the applicable net operating income amount increases in Paragraphs X(2)(a) and (b) (see the example set forth in Attachment C attached hereto and incorporated herein by this reference); provided, however, that such appropriate decrease in PSI's total authorized non-fuel operating expenses amount for purposes of I.C. 8-1-2-42(d)(2) applicable for Period III shall be phased-out ratably over twelve
                 (12) months after the end of Period III unless and until modified by an Order issued by the IURC as a reslt of a PSI general retail electric rate proceeding. (See the example set forth in Attachment A attached hereto and incorporated herein by this reference.)

            (5) Any settling party may advance in subsequent PSI general retail electric rate proceeding(s) its proposals concerning the appropriate retail electric ratemaking treatment of Reorganization non-fuel operation and maintenance expense savings after Period III.

            (6) PSI shall be authorized to defer the Indiana jurisdictional portion of reasonable
                 Reorganization transaction costs incurred prior to January 1, 1995, by PSI and appropriately allocated to PSI's retail electric customers, and to amortize such costs to operating expenses over a 10-year period beginning on October 1, 1994; PSI will reflect such amortization of Reorganization transaction costs in the rates and charges PSI proposes in its general retail electric rate proceeding in IURC Cause No. 40003; provided, however, that
                 PSI shall not recover through retail electric rates, or as an offset to Reorganization-related benefits, any of the costs incurred by PSI or PSI Resources, Inc. to defend against the hostile takeover attempt initiated by IPALCO Enterprises, Inc. In PSI's subsequent general retail electric rate proceeding(s), the settling parties may present evidence supporting or opposing the reasonableness, prudency, amount or allocation of PSI's proposed recovery of such transaction costs.

            (7) PSI shall be authorized to defer the Indiana jurisdictional portion of reasonable costs to achieve the benefits of the Reorganization, incurred by PSI prior to October 31, 1996, and appropriately allocated to PSI's retail electric customers, and to amortize such costs as a charge to operating expenses over a 10-year period beginning on October 1, 1994; PSI will reflect such amortization of costs to achieve the benefits of the Reorganization in the rates and charges PSI proposes in its general retail electric rate proceeding in IURC Cause No. 40003; provided, however, that PSI shall not recover through retail electric rates, or as an offset to Reorganization-related benefits, any of the costs incurred by PSI or PSI Resources, Inc. to defend against the hostile takeover attempt initiated by IPALCO Enterprises, Inc. In PSI's subsequent general retail electric rate proceeding(s), the settling parties may present evidence supporting or opposing the reasonableness, prudency, amount or allocation of PSI's proposed recovery of such costs to achieve.

            (8)  PSI will withdraw its proposed Standard
                 Contract No. 71 (Cayuga Unit No. 5 Cancelled
                 Plant Addition Shared Savings Adjustment) in
                 IURC Cause No. 39584-S2.

            (9)  PSI will withdraw its proposed Standard
                 Contract Rider No. 72 (Non-Fuel Operation And Maintenance Expense Reorganization Shared Savings Credit Adjustment) in IURC Cause No. 39584-S2.

           (10) In the event that PSI incurs an expense for which it believes deferral is appropriate and for which it does not already have deferral authorization from the IURC, PSI agrees that it will seek UCC agreement for such deferral within 14 days of the end of the month in which any such new deferral of expense occurs. If PSI and the UCC do not reach an agreement on the deferral of such expenses within a 14-day period, then PSI shall petition the IURC for authorization to defer such expenses, subject to any opposition from other parties. This provision shall not apply to expenses which are deferred in accordance with the Federal Energy Regulatory Commission's Uniform System of Accounts and Generally Accepted Accounting Principles. This provision shall terminate when the phase-out described in Paragraph X(2) above is completed.

       Y.   PROCEDURAL MATTERS IN IURC CAUSE NO. 40003

       PSI, UCC, CAC, and PSI-IG agree that the following shall be incorporated into the Prehearing Conference Order in IURC
Cause No. 40003:

            (1) PSI shall utilize a calendar 1994 test period, adjusted for changes which are fixed, known and measurable and which will occur on or before December 31, 1995; the test period, when coupled with the adjustments authorized in the Prehearing Conference Order, should fairly represent the annual operations of PSI at present and proposed rates;

            (2) PSI shall, consistent with Paragraph Y (1) above, utilize a uniform cut-off date of August 31, 1995 for actual net plant, actual number of customers, average customer usage, actual number of employees, operations of CINergy Services, Inc., salary and wage rates, all cost deferrals pursuant to IURC Orders or agreements under this Settlement Agreement, and property taxes (most recent actual assessed valuation and effective tax rate at the cut-off date); provided, however, that the annualized effects of the Wabash River Coal Gasification Repowering Project, including the costs of the Destec Energy, Inc. fixed monthly expenses for gasification services, shall be included for ratemaking purposes so long as the Wabash River Coal Gasification Repowering Project is in-service and used and useful by November 30, 1995. The cost of capital and capitalization structure evidence shall be as current as possible and updated as of the prefiling dates set forth in the Prehearing Conference Order; provided, however, that to the extent that such an update is made by PSI after the date for the prefiling of the UCC's and intervenors' respective testimony and exhibits in IURC Cause No. 40003, the UCC and intervenors shall be afforded a reasonable opportunity to respond to such update in testimony before the IURC.

            (3) PSI shall prefile its case-in-chief (except rate design) on or before May 15, 1995; PSI shall prefile its case-in-chief rate design testimony and exhibits on or before June 15, 1995. PSI shall include in its case-in-chief testimony its best estimates of the items specified in Paragraph Y(2) above, and, unless good cause is shown to do otherwise, adjustment methodologies to be employed in subsequent updates of the same, and shall file its update of such estimates to actual on or before October 6, 1995. PSI shall informally provide the parties with such actual update information as it becomes available prior to October 6, 1995. The parties agree that PSI shall treat the updated items per the general allocators proposed by PSI in its case-in-chief in its October 6, 1995 filing.

            (4) A public hearing on PSI's case-in-chief shall be held in mid-August, 1995.

            (5) UCC, CAC, PSI-IG and any other intervenors shall prefile their respective cases-in-chief (except rate design) on or before November 1, 1995. UCC, CAC, PSI-IG and any intervenors shall prefile their respective case-in-chief rate design testimony and exhibits on or before November 13, 1995. UCC, CAC, PSI-IG and any other intervenors shall prefile their respective cross-rebuttal cases on or before November 27, 1995.

            (6) PSI shall prefile its rebuttal case on or before December 11, 1995.

            (7) A public hearing on the UCC's, CAC's, PSI-IG's and any other intervenors' respective cases-in-chief and cross-rebuttal cases, and on PSI's rebuttal case shall be held beginning no sooner than January 22, 1996.

            (8) UCC, CAC, PSI-IG and any other intervenor may present proper live surrebuttal testimony at the hearing scheduled to begin in mid-January, 1996. PSI may present proper live sur-surrebuttal testimony at such hearing to any such surrebuttal testimony of UCC, CAC, PSI-IG or any other intervenors.

       Z.   PROCEDURE

            (1)  PSI will file this Settlement Agreement in IURC
                 Cause Nos. 39584 and 39584-S2 and request that a consolidated hearing be held thereon on January 18, 1995.

            (2) PSI will request IURC acceptance and approval of this Settlement Agreement in its entirety, without any change or condition that is unacceptable to any party to this Settlement Agreement.

            (3) PSI will as soon as possible circulate to the other settling parties, for their review and agreement, draft supplemental testimony to be filed by PSI in IURC Cause Nos. 39584 and 39584-S2 in support of this Settlement Agreement.

            (4) PSI will offer for introduction into evidence at the consolidated hearing on this Settlement Agreement in IURC Cause Nos. 39584 and 39584-S2 PSI's prefiled rebuttal testimony in IURC Cause No. 39584, PSI's prefiled case-in-chief testimony in IURC Cause No. 39584-S2, and the agreed upon supplemental testimony supporting this Settlement Agreement.

            (5) None of the other settling parties will file or offer any additional evidence or testimony in IURC Cause Nos. 39584 or 39584-S2, except their respective prefiled case-in-chief testimony in IURC Cause No. 39584-S2 and any testimony with respect to the subject matter referenced in
                 Section II, Paragraph C(2) above.

            (6)  The settling parties will waive
                 cross-examination of witnesses and their right to further hearings in IURC Cause Nos. 39584 and 39584-S2, except with respect to the portion of the hearing referenced in Section II, Paragraph C(2) above.

            (7) PSI will draft a Proposed Order and circulate it as soon as possible to the other settling parties for their review and agreement.

            (8) PSI will file the agreed upon Proposed Order with the IURC as soon as possible. The settling parties will support the Proposed
                 Order in the proceeding and will request that the IURC issue an Order accepting and approving the same in accordance with its terms on or before February 1, 1995.

            (9) All of the settling parties will support on rehearing, reconsideration and/or appeal the IURC's Order accepting and approving this Settlement Agreement in accordance with its terms, including the submission of any applicable briefs and pleadings.

AA.    TERM

       Except for the provisions of Section II, Paragraphs X(1), X(2), X(3), X(4), X(5), X(6), X(7) and X(10) of this
       Settlement Agreement, this Settlement Agreement shall terminate on December 31, 1997. Because the current operation of the fuel adjustment clause process and particularly the tests contained in I.C. 8-1-2-42(d)(2) and (3) are integral to this settlement, the settling parties agree that those provisions of this Settlement Agreement relating to the operation of the fuel adjustment clause process and particularly the (d)(2) and
       (d)(3) tests will be exercised in a manner consistent with I.C. 8-1-2-42(d) as it currently exists and as that statute is currently implemented by the Commission regardless of whether that statute may during the term of this Settlement Agreement be modified or abolished.

                        Agreed To And Accepted:


                        OFFICE OF THE UTILITY CONSUMER COUNSELOR


                        By:Robert M. Glennon
                        (Robert M. Glennon)


                        CITIZENS ACTION COALITION OF INDIANA, INC.


                        By:Michael A. Mullett
                       (Michael A. Mullett)


                        PSI-INDUSTRIAL GROUP


                        By:John F. Wickes, Jr.
                       (John F. Wickes, Jr.)

                        PSI ENERGY, INC.


                        By:Ronald J. Brothers
                       (Ronald J. Brothers)


Date:   December 9, 1994

                                              Attachment B


         The settling parties have previously agreed that Reorganization benefits should be achieved without causing a material degradation in the adequacy and reliability of PSI's retail electric service and PSI hereby reaffirms its commitment. [Section 13.3 of the March 2, 1994 Settlement Agreement in IURC Cause No. 39897.] The settling parties have also agreed that PSI's performance as measured by the Transmission Line Performance Index ("TLPI"), the System Average Interruption Frequency Index ("SAIFI") and the System Average Interruption Duration Index ("SAIDI") constitute a reasonable way to demonstrate that no such material degradation of service has occurred because of reduced non-fuel operation and maintenance expenses as a result of the Reorganization. The settling parties also recognize that these Indices may be affected by events which are not related to the level of operation and maintenance expense, and which are beyond the reasonable control of PSI, such as, but not limited to, weather and vandalism. Therefore, the quarterly portion of the applicable increase in the net operating income amount otherwise effective under Paragraph X(2) of the Settlement Agreement for a particular period shall occur only to the extent that PSI demonstrates in the applicable Fuel Adjustment Clause proceeding pursuant to I.C. 8-1-2-42 ("FAC") that there has been no material degradation in its TLPI, SAIFI, or SAIDI. Such demonstration shall be made in accordance with the following provisions of this Attachment A.

         The three indicators of customer service reliability shall be calculated as follows:

         (i)   TLPI shall be calculated as follows:
               Transmission Line Performance     =    TLIF x 100
                 Index ("TLPI")                            MTL

         (ii)  SAIFI shall be calculated as follows:
               System Average Interruption      =          CO
                 Frequency Index ("SAIFI")                 CS

         (iii) SAIDI shall be calculated as follows:
               System Average Interruption      =       TO E 60
                 Duration Index ("SAIDI")                 CS

where:
         CO   =  Total number of customers out of service for
                 all sustained (excluding momentary)
                 interruptions during the period according to
                 PSI's records.
         TO   =  The total number of minutes customers were out
                 of service for all interruptions during the
                 period according to PSI's records.
         CS   =  The number of customers at the end of the
                 period according to PSI's records.

         TLIF = Transmission line insulation failures for the period according to PSI's records.
         MTL  =  PSI's miles of transmission lines at the end of
                 the previous calendar year according to PSI's
                 records.
         In each FAC proceeding during Period I, Period IIA, Period IIB, Period III, and the phase-out period, PSI shall show the IURC how its actual TLPI, SAIDI and SAIFI for the preceding twelve months compares to target levels for TLPI, SAIDI and SAIFI according to the following formula:
                 SAIDI             SAIFI                TLPI
Target            3.0               2.0                  8.5
         PSI shall divide the actual SAIDI, SAIFI and TLPI by the target for each Index. The results shall be averaged.
         In the event that such average is less than or equal to 1.0, the applicable increase in the net operating income shall remain in effect.
         In the event that such average is greater than 1.0, the applicable increase in the net operating income amount otherwise effective for the particular period may still occur to the extent that PSI proves to the IURC that the deterioration in the Indices for the prior twelve-month period did not occur because of reductions in operation and maintenance expense.

         For purposes of this ongoing quality of service review, PSI will calculate the Indices using the same methodologies as it used as of the date of this Settlement Agreement.